Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND AMONG

YUM! BRANDS, INC.,

YUM CHINA HOLDINGS, INC.

AND

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

DATED AS OF OCTOBER 31, 2016

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of October 31, 2016, is by and among Yum! Brands, Inc., a North Carolina corporation (“YUM”), Yum China Holdings, Inc., a Delaware corporation (“SpinCo”), and Yum Restaurants Consulting (Shanghai) Company Limited, a company organized under the Laws of the People’s Republic of China (“YCCL”).

RECITALS

WHEREAS, the board of directors of YUM (the “YUM Board”) has determined that it is in the best interests of YUM and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the YUM Board has determined that it is appropriate and desirable to separate the SpinCo Business from the YUM Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis and in accordance with a distribution ratio to be determined by the YUM Board, to holders of YUM Shares on the Record Date of all the outstanding SpinCo Shares owned by YUM (the “Distribution”);

WHEREAS, YCCL is an indirect wholly-owned subsidiary of SpinCo and the principal management company for the SpinCo Business;

WHEREAS, YUM, SpinCo and YCCL are entering into the Separation and Distribution Agreement (the “Separation and Distribution Agreement”), dated as of the date hereof, in order to carry out, effect and consummate the Separation and the Distribution and set forth the principal arrangements between them regarding the terms of the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify as a transaction that is generally tax-free under Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares) and SpinCo and, for purposes of China Capital Gains Tax, the Distribution is intended to qualify as a non-taxable transaction; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Taxes and Tax Benefits arising prior to, as a result of, and subsequent to the Separation and the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings, and capitalized terms used herein and not otherwise defined in this Article I shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the YUM Group, and (b) no member of the YUM Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“After-Tax Basis” shall mean, with respect to any liability indemnified in this Agreement, the actual amount of any payment to be made with respect to such liability, after increasing such payment by the cost of any Tax Detriment actually incurred by the recipient in respect of such payment, and reducing such payment by the value (as a reduction in Taxes payable for the Tax Year of such payment or as an increase in, or creation of, the amount of any Tax refunds for the Tax Year of such payment or any prior Tax Year) of any Tax Benefit actually realized by the recipient in respect of the payment of the indemnified liability, in each case such that the recipient is in the same after-tax position as it would have been in had no such Tax Detriment or Tax Benefit applied, which Tax Detriments and Tax Benefits shall be treated as actually incurred or actually realized, as the case may be, based on a with-and-without Tax calculation and assuming that all other Tax Items are taken into account prior to taking into account any such Tax Detriment or Tax Benefit.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement, but excluding this Agreement.

“Business” shall mean the YUM Business or the SpinCo Business, as the context requires.

“China Capital Gains Tax” shall mean any Tax arising from SAT Bulletin 7.

“China Tax Opinion” shall mean, with respect to a specified action, an opinion (or opinions) from a Tax Advisor (or Tax Advisors), at a “should” level of comfort, substantially to the effect that (subject to the assumptions, qualifications and limitations set forth therein) such action should not result in the Distribution or an Internal Distribution being subject to China Capital Gains Tax.

“China Taxable Property” shall mean property of an “establishment or place” situated in the PRC, real estate situated in the PRC, equity interests in PRC resident enterprises and any other property directly held by a non-resident enterprise the transfer of which results in enterprise income tax liability for the non-resident enterprise in accordance with the provisions of the Enterprise Income Tax Law of the PRC.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall mean the Party that has primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.

“Covered Separation Taxes” shall mean any Tax resulting from (i) any fact that constitutes a breach by any member of the SpinCo Group of any of the representations provided by any member of the SpinCo Group in the Tax Materials, (ii) any breach by any member of the SpinCo Group of any covenant of the SpinCo Parties under this Agreement (including Article VII) or (iii) any Section 355(e) Event.

“Distribution” shall have the meaning set forth in the Recitals.

“Due Date” shall have the meaning set forth in Section 4.4.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the YUM Group, as the context requires.

“Intermediate Entities” shall mean those entities listed in Schedule D.

“Internal Distributions” shall mean the transactions described in Schedule B.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Return” shall mean any Tax Return that includes Tax Items attributable to both the YUM Business and the SpinCo Business; provided, that (x) Tax Items described in Section 2.2(d)(ii) shall be ignored for purposes of this determination and (y) any (i) U.S. income Tax Return that includes a member of the YUM Group and (ii) Specified Company Return shall not be a Joint Return.  For the avoidance of doubt, no Tax Return of a YUM Intermediate Entity shall be a Joint Return solely as a result of YUM’s responsibility for YUM Intermediate Entity Taxes pursuant to Section 2.1(a)(v).

“Joint Taxes” shall mean any Taxes shown on a Joint Return or otherwise attributable to both the YUM Business and the SpinCo Business; provided, that (x) all U.S. income Taxes and U.S. income Tax Items (including U.S. credits for foreign Taxes paid) attributable to the Pre-Spin Period (based on an interim closing of the books as of and including the day of the Distribution Date) shall be deemed solely attributable to the YUM Business, except to the extent allocable to SpinCo pursuant to Section 3.1(c), and (y) any Taxes shown on a Specified Company Return shall be deemed solely attributable to the SpinCo Business.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Non-Controlling Party” shall mean the Party that does not have primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.

“Non-Preparer” shall mean the Party not responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1.

“Parties” shall mean YUM and the SpinCo Parties.

“Party” shall mean YUM, on the one hand, or the SpinCo Parties, on the other hand, as the context requires.

“Person” shall mean an individual, a general or limited partnership, a company, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Post-Spin Period” shall mean any Tax Year (or portion thereof) beginning after the Distribution Date.

“PRC” shall mean the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“Pre-Spin Period” shall mean any Tax Year (or portion thereof) ending on or before the Distribution Date.

“Preparer” shall mean the Party responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index or, in the absence of Bloomberg displaying such rate, such other rate as YUM may reasonably determine as the equivalent rate.

“Regarded Internal Distributions” shall mean the transactions described in Schedule C.

“Related Separation Transactions” shall mean the transactions described in Schedule 2.1(a) of the Separation and Distribution Agreement.

“Requesting Party” shall have the meaning set forth in Section 6.3.

“SAT Bulletin 7” shall mean the Tax notice issued by the PRC State Administration of Taxation titled the State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (State Administration of Taxation Bulletin [2015] No. 7 (国家税务总局公告2015年第7号)), as may be amended or supplemented from time to time and including any similar or replacement Law or regulation on the Tax treatment of offshore indirect transfers of any China Taxable Property including any applicable Laws in the PRC against the avoidance of PRC Tax.

“Section 355(e) Event” shall mean, with respect to SpinCo or a member of the SpinCo Group, any event involving the stock of SpinCo or an Affiliate of SpinCo or assets of any member of the SpinCo Group that causes the Distribution or a Regarded Internal Distribution to be a taxable event to any member of the YUM Group as the result of the application of Section 355(e) of the Code.

“Separate Return” shall mean any Tax Return that is not a Joint Return. For purposes of this Agreement, (i) a Separate Return of a member of the YUM Group includes any U.S. income Tax Return that includes a member of the YUM Group and (ii) a Separate Return of a member of the SpinCo Group includes any Specified Company Return.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Specified Company Return” shall mean any Tax Return filed or required to be filed by a Person listed on Schedule A.

“Specified Tax Returns” shall mean (x) any Tax Return relating to any Pre-Spin Period (including, for the avoidance of doubt, any Tax Return with respect to YUM Intermediate Entity Taxes), (y) any Tax Return relating to any payment made pursuant to the Master License Agreement and (z) any Tax Return relating solely to the YUM Business.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Group” shall mean (a) with respect to any Pre-Spin Period, SpinCo, YCCL and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) with respect to any Post-Spin Period, SpinCo, YCCL and each Person that is a Subsidiary of SpinCo.

“SpinCo Market Capitalization” shall mean the product of (i) the volume-weighted average trading price per share of shares of SpinCo common stock for the thirty (30) consecutive trading days beginning on and following the first (1st) trading day following the Distribution Date, as quoted by Bloomberg Financial Services through its “Volume at Price” function, rounded to the nearest whole cent, multiplied by (ii) the arithmetic average of the number of shares of SpinCo common stock outstanding, on a fully-diluted basis, on each of such thirty (30) trading days, rounded to two (2) decimal points.

“SpinCo Parties” shall mean SpinCo and YCCL.

“SpinCo Party Liability Percentage” shall mean the result, expressed as a percentage and rounded to two (2) decimal places, of (i) one hundred percent (100%) minus (ii) the YUM Liability Percentage.

“SpinCo Party Taxes” shall have the meaning set forth in Section 2.2(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, company, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.  For purposes of this Agreement, with respect to SpinCo, “Subsidiary” shall also include Hangzhou KFC Co., Ltd., Suzhou KFC Co., Ltd. and Wuxi KFC Co., Ltd.

“Supplemental Tax Opinion” shall mean, with respect to a specified action, an opinion (or opinions) (other than the Tax Opinions) from a Tax Advisor (or Tax Advisors), at a “will” level of comfort, substantially to the effect that (subject to the assumptions, qualifications and limitations set forth therein) (i) such action will not preclude the Distribution from qualifying for U.S. federal income Tax purposes as a tax-free transaction under Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares) and SpinCo and (ii) such action will not increase the amount of any Tax imposed on the Distribution or any of the Related Separation Transactions.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, escheat, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean (i) with respect to the Tax Opinions, Mayer Brown LLP and PricewaterhouseCoopers LLP or (ii) with respect to a Supplemental Tax Opinion or a China Tax Opinion, a law firm or accounting firm, nationally recognized in the applicable jurisdiction, mutually agreed by the Parties.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the assessment, determination or collection of such Tax for such Governmental Authority.

“Tax Benefit” shall mean any credit, deduction or other attribute (e.g., net operating loss or net capital loss) that may have the effect of decreasing any Tax.

“Tax Contest” shall mean an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining or recovering Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Detriment” shall mean any income, gain or other attribute that may have the effect of increasing any Tax.

“Tax Item” shall mean any Tax Benefit or Tax Detriment.

“Tax Law” shall mean the Law of any Governmental Authority, and any controlling judicial or administrative interpretations of such Law, relating to any Tax.

“Tax Materials” shall mean (i) the representation letters delivered to any Tax Advisor in connection with the delivery of any Tax Opinion or Supplemental Tax Opinion and (ii) any other materials delivered or deliverable by YUM, either of the SpinCo Parties or any other Person in connection with any Tax Opinion or Supplemental Tax Opinion.

“Tax Opinion” shall mean any opinion to be delivered by any Tax Advisor to YUM in connection with the Distribution or the Related Separation Transactions, including (i) opinions from Mayer Brown LLP and PricewaterhouseCoopers LLP substantially to the effect that (subject to the assumptions, qualifications and limitations set forth therein) the Distribution will qualify for U.S. federal income tax purposes generally as a tax-free transaction under Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares) and SpinCo or (ii) one or more opinions of one or more of YUM’s tax advisors regarding certain other tax matters relating to the Distribution and the Related Separation Transactions.

“Tax Return” shall mean any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” shall mean, with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“YCCL” shall have the meaning set forth in the Preamble.

“YCCL Monthly Withholding Reports” shall mean any reports required to be filed by YCCL on a monthly basis with the applicable PRC Tax Authority with respect to withholding of PRC income Taxes on payments made pursuant to the Master License Agreement.

“YUM” shall have the meaning set forth in the Preamble.

“YUM Board” shall have the meaning set forth in the Recitals.

“YUM Group” shall mean YUM and each Person that is a Subsidiary of YUM (other than SpinCo and any other member of the SpinCo Group).

“YUM Intermediate Entity Taxes” shall mean all Taxes of the Intermediate Entities allocable to any Pre-Spin Period, but excluding any Taxes resulting from the Distribution or any of the Related Separation Transactions.

“YUM Liability Percentage” shall mean the quotient, expressed as a percentage and rounded to two (2) decimal points, of (i) the YUM Market Capitalization, divided by (ii) the sum of the YUM Market Capitalization plus the SpinCo Market Capitalization.

“YUM Market Capitalization” shall mean the product of (i) the volume-weighted average trading price per share of shares of YUM common stock for the thirty (30) consecutive trading days beginning on and following the first (1st) trading day following the Distribution Date, as quoted by Bloomberg Financial Services through its “Volume at Price” function, rounded to the nearest whole cent, multiplied by (ii) the arithmetic average of the number of shares of YUM common stock outstanding, on a fully-diluted basis, on each of such thirty (30) trading days, rounded to two (2) decimal points.

“YUM Taxes” shall have the meaning set forth in Section 2.2(a).

ARTICLE II

TAX LIABILITIES AND TAX BENEFITS

Section 2.1                                    Responsibility for Taxes.

(a)                                 For any Tax Year (or portion thereof), YUM shall be liable for and indemnify the SpinCo Group on an After-Tax Basis, against the following Taxes (and any reasonable attorneys’ fees and other costs incurred in connection therewith), in each case excluding any Covered Separation Taxes:

(i)                                     Taxes imposed on a member of the YUM Group or the SpinCo Group resulting from the Distribution or any of the Related Separation Transactions, except for any China Capital Gain Tax (which is covered in Section 2.1(a)(iv));

(ii)                                  Taxes shown on a Separate Return of a member of the YUM Group or relating solely to the YUM Business (in each case, other than Taxes resulting from the Distribution or any of the Related Separation Transactions);

(iii)                               Taxes that are Joint Taxes allocable to YUM as determined under Section 2.2 (other than Taxes resulting from the Distribution or any of the Related Separation Transactions);

(iv)                              the YUM Liability Percentage of any Taxes resulting from the imposition of China Capital Gains Tax with respect to the Distribution or the Internal Distributions; and

(v)                                 YUM Intermediate Entity Taxes.

(b)                                 For any Tax Year (or portion thereof), the SpinCo Parties shall jointly and severally be liable for and indemnify the YUM Group, on an After-Tax Basis, against the following Taxes (and any reasonable attorneys’ fees and other costs incurred in connection therewith):

(i)                                     Taxes shown on a Separate Return of a member of the SpinCo Group or relating solely to the SpinCo Business (in each case, other than YUM Intermediate Entity Taxes and Taxes resulting from the Distribution or any of the Related Separation Transactions);

(ii)                                  Taxes that are Joint Taxes allocable to the SpinCo Parties as determined under Section 2.2 (other than YUM Intermediate Entity Taxes and Taxes resulting from the Distribution or any of the Related Separation Transactions);

(iii)                               the SpinCo Party Liability Percentage of any Taxes resulting from the imposition of China Capital Gains Tax with respect to the Distribution or the Internal Distributions; and

(iv)                              Taxes that are Covered Separation Taxes.

Section 2.2                                    Allocation of Taxes.

(a)                                 YUM.                            The portion of any Joint Taxes allocable to YUM (“YUM Taxes”) shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.3):

(i)                                     Tax Detriments (other than Tax Detriments resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the YUM Business,

(ii)                                  Tax Benefits (other than Tax Benefits resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the YUM Business, and

(iii)                               Tax Benefits (other than Tax Benefits resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the SpinCo Business, but only to the extent such Tax Benefits are not taken into account in calculating SpinCo Party Taxes under Section 2.2(b)(ii).

(b)                                 SpinCo Parties.  The portion of any Joint Taxes allocable to the SpinCo Parties (“SpinCo Party Taxes”) shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.3).

(i)                                     Tax Detriments (other than Tax Detriments resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the SpinCo Business,

(ii)                                  Tax Benefits (other than Tax Benefits resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the SpinCo Business, and

(iii)                               Tax Benefits (other than Tax Benefits resulting from the Distribution or any of the Related Separation Transactions) arising from the operation or ownership of the YUM Business, but only to the extent such Tax Benefits are not taken into account in calculating YUM Taxes under Section 2.2(a)(ii).

(c)                                  YUM shall pay SpinCo for any Tax Benefit that is taken into account in calculating the amount of Joint Taxes allocable to YUM pursuant to Section 2.2(a)(iii); provided, however, that payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Distribution Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Distribution Date. The SpinCo Parties shall pay YUM for any Tax Benefit that is taken into account in calculating Joint Taxes allocable to the SpinCo Parties pursuant to Section 2.2(b)(iii); provided, that payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Distribution Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Distribution Date.

(d)                                 Rules for Determining from which Business a Tax Item Arises:

(i)                                     Except to the extent otherwise provided in this Section 2.2, Tax Items shall be deemed to arise from the operation or ownership of the Business to which such items are most closely related.

(ii)                                  Income and similar Taxes collected by withholding shall be deemed to arise solely from the Business of the recipient of the applicable payment.

(e)                                  YUM shall be entitled to any refund relating to Taxes for which YUM is responsible pursuant to Section 2.1(a). The SpinCo Parties shall be entitled to any refund relating to Taxes for which the SpinCo Parties are responsible pursuant to Section 2.1(b).

Section 2.3                                    Special Rules.

(a)                                           Preparation of Pro Forma Calculations.                    YUM shall be responsible for preparing, in its reasonable discretion, all pro forma stand-alone basis computations and allocations provided for in this Article II (including, for the avoidance of doubt, the allocations provided for in Section 2.2(b) and the determinations pursuant to Section 2.2(d)). YUM shall make available to SpinCo, and provide SpinCo with a reasonable opportunity to review, all such pro forma stand-alone basis computations and allocations and shall consider in good faith any comments relating to such computations and allocations that are provided in writing by SpinCo, which comments shall be provided by SpinCo no later than thirty (30) days after such computations and allocations are made available to SpinCo. YUM shall have no obligation to consider any comments that are provided more than thirty (30) days after such computations and allocations are made available to SpinCo.

(b)                                 Pro Forma Stand-Alone Basis.  For purposes of computing YUM Taxes and SpinCo Party Taxes on a pro forma stand-alone basis for purposes of Section 2.2, Tax Items shall be taken into account:

(i)                                     only to the extent required or allowable under applicable Tax Law, determined as if the applicable Tax Return were filed on a pro forma stand-alone basis,

(ii)                                  by using all applicable elections, accounting methods, and conventions used on the Tax Return on which such Tax Items are actually reported,

(iii)                               by applying the average Tax rate on such Tax Return; provided, if such Tax Item is within a category of Tax Items that is subject to a different rate of Tax than other categories of Tax Items on such Tax Return, the average Tax rate applicable to such category of Tax Items reported on the Tax Return shall apply with respect to such Tax Item, and

(iv)                              by treating Tax Benefits as used in the order specified under applicable Tax Law or, to the extent that such Tax Law does not specify the order of use, used pro rata.

(c)                                  Allocation in Straddle Periods.  For purposes of Section 2.2(c) and in determining the amount of any YUM Intermediate Entity Taxes with respect to a Tax Year that begins on or before and ends after the Distribution Date, Tax Items arising during any Tax Year that begins on or before and ends after the Distribution Date shall be treated as arising during the Pre-Spin Period or the Post-Spin Period based on an interim closing of the books as of and including the day of the Distribution Date. Notwithstanding the foregoing, Tax Items attributable to any such Tax Year that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned between the Pre-Spin Period and the Post-Spin Period on a daily pro rata basis. For the avoidance of doubt, any amount included in the income of SpinCo pursuant to Section 951(a) of the Code for any period ending after the Distribution Date shall be attributable to the Post-Spin Period.

(d)                                 Differences between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis. If, without regard to this Section 2.3(d), the sum of YUM Taxes and SpinCo Party Taxes relating to a Joint Return is different from the amount of Tax shown on such Joint Return, then the Tax shown on such Joint Return shall be allocated between the Parties in the same proportion as the amount of YUM Taxes or SpinCo Party Taxes, as appropriate, bears to the sum of YUM Taxes and SpinCo Party Taxes calculated with respect to such Joint Return.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1                                    Tax Returns.

(a)                                 Separate Returns. YUM shall be responsible for preparing and timely filing (or causing to be prepared and filed) each Separate Return that is a Separate Return of a member of the YUM Group. The SpinCo Parties shall be responsible for preparing and timely filing (or causing to be prepared and filed) each Separate Return that is a Separate Return of a member of the SpinCo Group.

(b)                                 Joint Returns.

(i)                                     YUM shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the YUM Group. The SpinCo Parties shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the SpinCo Group. The Parties shall prepare (or cause to be prepared) Joint Returns with the same general degree of care used in preparing Separate Returns.

(ii)                                  The Preparer shall make any Joint Return, or relevant portion thereof, available to the Non-Preparer a reasonable time period before the Joint Return is due, taking into account any extensions that the Preparer files, and shall consider in good faith any comments on such Tax Return that are provided in writing by the Non-Preparer, which comments shall be provided within a reasonable time period after such Tax Return is made available to the Non-Preparer. Furthermore, with respect to any Joint Return, the Preparer shall not take (and shall cause the members of the Preparer’s Group not to take) any position that it knows, or reasonably should know, is inconsistent with the past practice of the YUM Group or the SpinCo Group, except as otherwise required by applicable Law.

(iii)                               If a Tax Benefit associated with a Joint Return for which the SpinCo Parties are the Preparer arises in any taxable period beginning after the Distribution Date, to the fullest extent permitted under applicable Tax Law, the relevant member of the SpinCo Group shall waive the carryback of such Tax Benefit to any taxable period beginning on or before the Distribution Date.

(c)                                  Pre-Distribution Earnings and Profits.   Notwithstanding anything to the contrary herein, YUM shall, in its sole discretion, determine the amount of, and allocate between YUM and SpinCo (and the members of their respective Groups) in connection with the

Distribution and the Related Separation Transactions, earnings and profits, foreign Taxes paid or accrued and other Tax Items, and such determinations and allocations shall control for all Tax Years, provided, that YUM shall provide SpinCo a reasonable opportunity to review such determinations and allocations, and YUM shall consider in good faith any reasonable written comments with respect to such allocations and determinations submitted by SpinCo. In the event of any redetermination or other adjustment affecting the amounts so determined or allocated, YUM shall, in its sole discretion, update the determinations and allocations made pursuant to this Section 3.1(c), subject to the requirements set forth in the first sentence of this Section 3.1(c).

(d)                                 Tax Benefits.  The Parties shall cooperate in good faith to ensure that the benefit of any Tax Benefits associated with any Taxes described in Section 2.2(d)(ii) is received by the Party conducting the Business in which such Tax is deemed to arise.

Section 3.2                                    Special Rules Relating to the Preparation of Tax Returns.

(a)                                 SpinCo Tax Returns.  With respect to any Tax Return for which the SpinCo Parties are the Preparer, during the seven (7) year period following the Distribution Date, the SpinCo Parties shall not take (and shall cause the members of the SpinCo Group not to take), except as otherwise required by applicable Law, any position that (i) could adversely affect any member of the YUM Group, or (ii) is inconsistent with the past practice of the YUM Group or the SpinCo Group. Furthermore, with respect to any Specified Tax Return for which the SpinCo Parties are the Preparer, the SpinCo Parties shall make such Specified Tax Return, or relevant portion thereof, available to YUM a reasonable time period before such Specified Tax Return is due, taking into account any extensions that the SpinCo Parties (or any SpinCo Group member) file, and shall incorporate all reasonable comments as are provided in writing by YUM. The SpinCo Parties shall not file any such Specified Tax Return without YUM’s prior written consent, not to be unreasonably withheld, conditioned or delayed (it being understood that YUM shall provide such consent if YUM determines in its reasonable discretion that the applicable Tax Return, or position taken thereon, does not have any direct or indirect relevance to YUM). Notwithstanding the foregoing, the SpinCo Parties shall not be required to make available to YUM any YCCL Monthly Withholding Reports prior to filing and shall be permitted to file such YCCL Monthly Withholding Reports without YUM’s prior written consent. The SpinCo Parties shall deliver to YUM copies of any such YCCL Monthly Withholding Reports within fifteen (15) days after filing with the applicable Tax Authority.

(b)                                 YUM Tax Returns.  YUM shall not take (and shall cause the members of the YUM Group not to take) any position with respect to the treatment of payments under the Master License Agreement that would adversely affect any member of the SpinCo Group, except as otherwise required by applicable Law.

(c)                                  Reimbursement for Costs Incurred by Preparer. The Non-Preparer of a given Tax Return may request that the Preparer amend such Tax Return for the benefit of the Non-Preparer. If the Preparer agrees, in its sole discretion, to amend such Tax Return, the Preparer shall be entitled to reimbursement from the Non-Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request, to the extent those costs exceed $50,000. Notwithstanding the foregoing, if the Non-Preparer’s request to amend is a result of Preparer’s failure to prepare such Tax Return in compliance with Sections 3.2(a) and 3.2(b), the Preparer shall use commercially reasonable efforts to amend such Tax Return and the Preparer shall not be entitled to reimbursement from the Non-Preparer for any costs that are attributable to the Non-Preparer’s request.

(d)                                 Allocation of Tax Items Between Joint Return and Related Separate Return. If Tax Items are allocated between a Joint Return and any related Separate Return, then the Preparer of such Separate Return shall (and shall cause the members of its Group to) file the related Separate Return in a manner that is consistent with the reporting of such Tax Items on the Joint Return.

(e)                                  SAT Bulletin 7. YUM and the SpinCo Parties shall each file, or cause the applicable members of the YUM Group or the SpinCo Group, respectively, to file, any Tax Returns (for the avoidance of doubt, including any Tax reporting filings) that are mandatorily required by SAT Bulletin 7 to be filed by such Person with respect to the Distribution and the Internal Distributions. YUM and the SpinCo Parties shall consult with their respective tax advisors and cooperate as reasonably necessary to ensure compliance with any applicable reporting requirements pursuant to SAT Bulletin 7, provided, however, that the SpinCo Parties shall not (and shall cause each member of the SpinCo Group not to) file any Tax Return (including any Tax reporting filing) or otherwise communicate with any Tax Authority with respect to the application of SAT Bulletin 7 to the Distribution or the Internal Distributions without YUM’s prior written consent, or as otherwise mandatorily required by applicable Law.

(f)                                   Information Returns. Any information return (such as IRS Form 5471) with respect to a member of the SpinCo Group that is required to be included in the U.S. federal income Tax Returns of both SpinCo and YUM for the Tax Year in which the Distribution occurs shall be prepared by YUM.  YUM shall make any such information return available to SpinCo a reasonable time period before such information return is due, taking into account any available extensions, and shall consider in good faith any comments that are timely provided in writing by SpinCo.

Section 3.3                                    Financial Accounting Reports. With respect to Tax Items that are reflected on YUM’s financial accounting books, during the seven (7) year period following the Distribution Date, SpinCo shall not prepare its financial accounting books in a manner that is inconsistent with YUM’s reporting of such Tax Items.

ARTICLE IV

TAX PAYMENTS

Section 4.1                                    Payment of Taxes to Tax Authorities. YUM shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Taxes shown (including Taxes for which the SpinCo Parties are wholly or partially liable pursuant to Section 2.1 or Section 2.2) on any Tax Return for which YUM is the Preparer, and the SpinCo Parties shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Taxes shown (including Taxes for which YUM is wholly or partially liable pursuant to Section 2.1 or Section 2.2) on any Tax Return for which the SpinCo Parties are the Preparer.

Section 4.2                                    Indemnification Payments.

(a)                                 Tax Payments Made by the SpinCo Group. If any member of the SpinCo Group remits a payment to a Tax Authority for Taxes for which YUM is wholly or partially liable under this Agreement, YUM shall remit to SpinCo the amount for which it is liable within thirty (30) days after receiving written notification requesting such amount.

(b)                                 Tax Payments Made by the YUM Group. If any member of the YUM Group remits a payment to a Tax Authority for Taxes for which the SpinCo Parties are wholly or partially liable under this Agreement, the SpinCo Parties shall remit to YUM the amount for which they are liable within thirty (30) days after receiving written notification requesting such amount.

(c)                                  Payments for Tax Benefits.

(i)                                     If a member of the YUM Group uses a Tax Benefit for which SpinCo is entitled to reimbursement pursuant to Section 2.2(c), YUM shall pay to SpinCo, within thirty (30) days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(c)(iv).

(ii)                                  If a member of the SpinCo Group uses a Tax Benefit for which YUM is entitled to reimbursement pursuant to Section 2.2(c), the SpinCo Parties shall pay to YUM, within thirty (30) days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(c)(iv).

(iii)                               For purposes of this Agreement, a Tax Benefit will be considered used (A) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received and (B) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit.

(iv)                              The deemed value of any such Tax Benefit will be (A) in the case of a Tax credit, the amount of such credit or (B) in the case of a Tax deduction, an amount equal to the product of (1) the amount of such deduction and (2) the highest statutory rate applicable under Section 11 of the Code or other applicable rate under state, local or foreign Law, as appropriate.

Section 4.3                                    Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, an actual or deemed payment under Section 4.2 in excess of the amounts owed thereunder, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the Group to which a Tax Item is allocated changes or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (A) as a result of a payment of additional Taxes will be due thirty (30) days after the date on which the additional Taxes were paid, (B) as a result of the receipt of a refund will be due thirty (30) days after the refund was received, (C) as a result of a change in the allocation of a Tax Item will be due thirty (30) days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (D) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty (30) days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Section 4.4                                    Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within thirty (30) days after written demand for payment is made (the “Due Date”) shall accrue interest for the period from and including the date immediately following the Due Date through and including the date of payment at a rate per annum equal to the Prime Rate plus three percent (3%). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 4.5                                    Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to YUM or the SpinCo Parties may be made by or to another member of the YUM Group or the SpinCo Group, as appropriate, but nothing in this Section 4.5 shall relieve YUM or the SpinCo Parties of their respective obligations under this Agreement.

Section 4.6                                    Procedural Matters. Any written notice for indemnification delivered to the indemnifying Party in accordance with Section 8.4 shall state the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax records, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Article IV shall be made in U.S. Dollars by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying Party fails to make a payment to the indemnified Party within the time period set forth in this Article IV, the indemnifying Party shall pay to the indemnified Party, in addition to interest that accrues pursuant to Section 4.4, any reasonable costs or expenses incurred by the indemnified Party to secure such payment or to satisfy the indemnifying Party’s obligation to make the indemnification payment.

Section 4.7                                    Tax Consequences of Payments. Except as otherwise required by applicable Law, for all Tax purposes, the Parties agree to treat: (a) any payment required by this Agreement (other than payments with respect to interest accruing from the date an applicable payment is required to be made pursuant to this Agreement) as either a contribution by YUM to

SpinCo or a distribution by SpinCo to YUM, as the case may be, occurring immediately prior to the Effective Time, or as a payment of an assumed or retained liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to receive such payment or required under this Agreement to make such payment. In the event that, pursuant to Section 4.5 or otherwise pursuant to this Agreement any such payment is made by a member of the YUM Group or the SpinCo Group (other than YUM or SpinCo) or is received by a member of the YUM Group or the SpinCo Group (other than YUM or SpinCo), then for all Tax purposes the Parties shall treat such payment as being made and received by YUM or SpinCo, as the case may be, with corresponding distributions or contributions deemed to occur between YUM and the applicable members of the YUM Group or SpinCo and the applicable members of the SpinCo Group, as the case may be. If any payment under this Agreement causes, directly or indirectly, an increase in the Taxes owed by the recipient (or any of the members of its Group) under one or more applicable Tax Laws through withholding or otherwise, the payor’s payment obligation under this Agreement shall be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. For the avoidance of doubt, the preceding sentence shall not be applied to result in any duplication of a payment where, in accordance with another provision herein, a payment under this Agreement is calculated on an After-Tax Basis. The Parties shall cooperate in good faith to calculate any such gross up and After-Tax Basis amount, to minimize the amount of any Taxes imposed with respect to the receipt of any payment under this Agreement and to maximize the amount of any Tax Benefits to the recipient of any such indemnity payment with respect to the underlying liability. In the event that a Tax Authority asserts that the treatment by YUM, SpinCo or a member of their respective Groups of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.7, YUM or SpinCo, as appropriate, shall promptly provide written notice to the other Party and use its commercially reasonable efforts to contest such assertion.

Section 4.8                                    No Duplication. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Party (or a member of such Party’s Group) to make any payment attributable to any indemnification for Taxes or payment of Taxes hereunder, or for any Tax Benefit, for which payment has previously been made by such Party (or a member of such Party’s Group) hereunder.

ARTICLE V

TAX CONTESTS

Section 5.1                                    Notices. Each Party shall promptly, and in all events within fifteen (15) days, provide written notice to the other Party of any pending or threatened Tax Contest of which it becomes aware relating to (i) Taxes for which it may be indemnified, or Tax Benefits for which it may be reimbursed, by the other Party hereunder, (ii) the qualification of the Distribution as a tax-free transaction under Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares) and SpinCo, (iii) application of China Capital Gains Tax to the Distribution or the Internal Distributions, (iv) any change in the Tax treatment of the Distribution or any of the Related Separation Transactions or (v) in the case of notice to be provided by the SpinCo Parties, any Specified Tax Return. Such notice shall contain factual information (to the extent known by the notifying Party or its agents or representatives) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and (iii) the indemnifying Party has the right, pursuant to Section 5.2, to control (or to elect to control) the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 5.2                                    Control of Tax Contests.

(a)                                 General Rule. Except as otherwise provided in this Section 5.2, the Preparer of any Tax Return shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return.

(b)                                 Certain Tax Contests. The Non-Preparer shall be the Controlling Party with respect to that portion of any Tax Contest involving a Tax or Tax Benefit reported on a Joint Return where the Non-Preparer is liable for such Tax or entitled to reimbursement for such Tax Benefit under this Agreement and such Tax or Tax Benefit is separable from all other Taxes or Tax Benefits reported on such Joint Return. Notwithstanding anything herein to the contrary, YUM shall have the right, in its sole discretion, to elect to be the Controlling Party with respect to any Tax Contest relating to (i) the Distribution or any of the Related Separation Transactions and (ii) unless YUM determines in its reasonable discretion that the Tax Contest does not have any direct or indirect relevance to YUM, any Tax Return described in clauses (x) or (z) of the definition of Specified Tax Returns.

(c)                                  Non-Controlling Party Participation Rights. With respect to any Tax Contest involving (w) a Tax for which the Non-Controlling Party may be liable or have an indemnification obligation under this Agreement, (x) a Tax Benefit for which the Non-Controlling Party may be entitled to reimbursement under this Agreement, (y) any Tax Return relating to any payment made pursuant to the Master License Agreement or (z) where the Non-Controlling Party is YUM, the Distribution, any of the Related Separation Transactions, or a Tax Return described in clauses (x) or (z) of the definition of Specified Tax Returns, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest or to propose joint counsel to represent both Parties with respect to the applicable Tax Contest, which proposal the Controlling Party shall consider in good faith, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to such Tax Contest, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax

Contest and of significant communications involving representatives of the Tax Authority, and shall provide the Non-Controlling Party with such other information relating to the Tax Contest as is reasonably requested by the Non-Controlling Party, (iv) the Non-Controlling Party may request that the Controlling Party take a position in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position would not reasonably be expected to increase any Taxes for which the Controlling Party is liable or decrease any Tax Benefit for which it is entitled to reimbursement during any foreseeable Tax Year (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Controlling Party agrees to reimburse the Controlling Party for any reasonable third-party costs that are attributable to the Non-Controlling Party’s request, to the extent those costs exceed $50,000, (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Taxing Authority at least twenty (20) days prior to the submission thereof (provided, that in the event that such Taxing Authority requires a submission within twenty (20) days, the copy to the Non-Controlling Party shall be provided by the Controlling Party as soon as reasonably practicable after receiving communication of such requirement from such Taxing Authority) and shall give good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the prior consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Assistance with respect to Tax Contests. At the request of the Controlling Party, the Non-Controlling Party shall take (and shall cause its Subsidiaries to take) any action (e.g., executing a limited power of attorney) that is reasonably necessary in order for the Controlling Party’s Group to handle, settle or conduct the Tax Contest. Each Party shall assist the other Party in taking (or causing to be taken) any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs actually incurred in complying with this Section 5.2(d). The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, if the Non-Controlling Party fails to provide assistance in accordance with this Section 5.2(d), to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance.

ARTICLE VI

ASSISTANCE AND COOPERATION

Section 6.1                                    Cooperation and Exchange of Information. Each Party shall provide to the other, as soon as practicable, such information and data as the other Party may reasonably request, such as customary internal Tax and accounting work papers, information and procedures, in connection with (A) enabling the other Party to complete and timely file all Tax Returns that may be required to be filed with respect to the activities of the Party (or any members of its Group), (B) determining a liability for Tax or a right to a Tax Benefit (or the amount of any of the foregoing), (C) conducting or participating in a Tax Contest or (D)

satisfying any accounting or Tax requirements. The Parties will discuss in good faith any change in Tax Law that might reasonably be expected to affect any position taken on any Tax Return or in any Tax Contest that is subject to this Agreement.  Each Party shall devote the personnel and resources necessary in order to carry out this Section 6.1 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Party shall carry out its responsibilities under this Section 6.1 charging to the other only the reasonable out-of-pocket costs actually incurred. Any information obtained under this Section 6.1 shall be kept in strict confidence, with at least the same degree of care and confidentiality that applies to YUM’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, except as otherwise may be necessary in connection with the filing of Tax Returns. Further, the provisions of Section 6.9 of the Separation and Distribution Agreement shall govern the confidentiality, disclosure and use of all confidential and proprietary information relating to Taxes.

Section 6.2                                    Reliance on Exchanged Information. If a member of the SpinCo Group supplies Tax records, documents or other information to a member of the YUM Group, or a member of the YUM Group supplies Tax records, documents or other information to a member of the SpinCo Group, and an officer of the receiving Group member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such Tax records, documents or other information, then a duly authorized officer of the Group member supplying such Tax records, documents or other information shall certify, to such officer’s knowledge and belief, the accuracy and completeness of the Tax records, documents or other information so supplied. For the avoidance of doubt, the limitations of liability set forth in Section 6.5 of the Separation and Distribution Agreement shall apply to any such certification.

Section 6.3                                    Private Letter Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a private letter ruling from the IRS with respect to the Distribution or to a Related Separation Transaction or a Supplemental Tax Opinion from a Tax Advisor. Within thirty (30) days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable costs and expenses incurred by such Party and the members of its Group in connection with assisting the Requesting Party in obtaining any such private letter ruling or Supplemental Tax Opinion. Notwithstanding the foregoing, no Party shall be required to file any IRS letter ruling submission unless the other Party represents to the filing Party that (i) it has reviewed the IRS letter ruling submission and (ii) all information and representations, if any, relating to any member of the other Party’s Group contained in the IRS letter ruling submissions are true, correct and complete in all material respects.

Section 6.4                                    Withholding and Reporting. With respect to stock of YUM or SpinCo delivered to any Person, YUM and the SpinCo Parties shall cooperate (and shall cause the members of their respective Groups to cooperate) so as to permit YUM to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of SpinCo or one or more of its Subsidiaries as the withholding and reporting agent if YUM or one or more of its Subsidiaries is not otherwise required or permitted to withhold and report under applicable Tax Law.

Section 6.5                                    Retention of Tax Records. YUM and each of the SpinCo Parties  each shall preserve (and shall cause the members of their respective Groups to preserve) all Tax records, documents or other similar information that are in their possession (or in the possession of the members of their respective Groups), and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven (7) years after the Distribution Date.

ARTICLE VII

RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS

Section 7.1                                    General Restrictions. Following the Effective Time, YUM and each of the SpinCo Parties each shall not (and shall cause the members of their respective Groups not to) take any action that, or fail to take any action the failure of which to take, would be inconsistent with (i) the qualification of the Distribution as a tax-free transaction described in Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares), and SpinCo, (ii) the treatment of the Distribution as not subject to China Capital Gains Tax or (iii) the tax-free treatment of the Distribution, the Internal Distributions or the Regarded Internal Distributions.

Section 7.2                                    Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Article VII, following the Effective Time, YUM and each of the SpinCo Parties each shall not (and shall cause the members of their respective Groups not to) take any action that, or fail to take any action the failure of which to take, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made by YUM or either of the SpinCo Parties (or any member of their respective Groups), as applicable, in the Tax Materials.

Section 7.3                                    Certain SpinCo Actions Following the Distribution.

(a)                                 General Rule. Except as provided in Section 7.3(b), and without limiting the other provisions of this Article VII, during the two-year period beginning on the Distribution Date, SpinCo shall not take or enter into a binding agreement to take (and the SpinCo Parties shall cause the members of the SpinCo Group not to take or enter into a binding agreement to take) any of the following actions:

(i)                                     the facilitation or allowance of the SpinCo Group to cease being engaged in the SpinCo Business as an active trade or business (within the meaning of Section 355(b) of the Code);

(ii)                                  the liquidation or partial liquidation of SpinCo;

(iii)                               the sale of fifty percent (50%) or more of the assets that constitute the SpinCo Business to any Person, other than an entity that is and will be wholly-owned, directly or indirectly, by SpinCo;

(iv)                              the transfer of any assets in a transaction described in subparagraphs (A), (C), (D), (F), or (G) of Section 368(a)(1) of the Code to another entity, other than an entity that is and will be wholly-owned, directly or indirectly, by SpinCo;

(v)                                 the transfer of fifty percent (50%) or more of the assets that constitute the SpinCo Business in a transaction described in Section 351 or Section 721 of the Code, other than a transfer to an entity that is and will be wholly-owned, directly or indirectly, by SpinCo;

(vi)                              the issuance of its stock (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations §§ 1.355-7(d)(8) or (9) applies;

(vii)                           the facilitation or permitting of, or other participation in, any acquisition (or deemed acquisition) of its stock that, together with any related transaction, would result in one or more Persons acquiring (or being deemed to acquire after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of SpinCo; or

(viii)                        the redemption or other repurchase of its stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, as in effect prior to its amendment by Rev. Proc. 2003-48, 2003-2 C.B. 86.

(b)                                 Opinion of Counsel with Respect to Restricted Actions. SpinCo may take (or cause its Subsidiaries to take) (i) one or more of the actions listed in Sections 7.3(a)(i) through 7.3(a)(vi) if, and only if, SpinCo provides to YUM in advance a Supplemental Tax Opinion that is in form and substance satisfactory to YUM, in its sole discretion or (ii) an action listed in Sections 7.3(a)(vii) and 7.3(a)(viii) if, and only if, SpinCo provides to YUM in advance both (A) a Supplemental Tax Opinion and (B) a China Tax Opinion, each in form and substance satisfactory to YUM, in its sole discretion. Any such Supplemental Tax Opinion or China Tax Opinion must be delivered to YUM for its review and comment at least twenty (20) days prior to SpinCo (or any of its Subsidiaries) taking or entering into a binding agreement to take the applicable action, and SpinCo shall not (and the SpinCo Parties shall cause each member of the SpinCo Group not to) take or enter into a binding agreement to take the applicable action without YUM’s prior written confirmation that the Supplemental Tax Opinion (and China Tax Opinion, if applicable) is in form and substance satisfactory to YUM, in its sole discretion.

Section 7.4                                    Year of Distribution Restrictions. During the period that begins on the Distribution Date and ends on the latest of (A) the end of the Tax Year of YUM in which the Distribution occurs, (B) the end of the Tax Year of the applicable SpinCo Group member in which the Distribution occurs or (C) December 31 of the calendar year in which the Distribution occurs, (i) the SpinCo Parties shall not take (and shall cause each member of the SpinCo Group not to take) any action outside the ordinary course of business (including, for the avoidance of doubt, sales of significant assets or non-payment of accrued intercompany liabilities) and (ii) the

SpinCo Parties shall cause Yum! Franchise China Trust and Yum! Franchise China Trust II not to make any distributions.

Section 7.5                                    Little Sheep. During the one-year period beginning on the Distribution Date, the SpinCo Parties shall not take (and shall cause each member of the SpinCo Group not to take) any action (including the making of any election) that could reasonably be expected to result in Little Sheep Group Limited being classified for U.S. federal income tax purposes other than as a partnership.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    Entire Agreement. This Agreement, together with the Separation and Distribution Agreement and the Ancillary Agreements, contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 8.2                                    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.3                                    Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by YUM, in its sole and absolute discretion, without the approval or consent of any other Person, including the SpinCo Parties. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties. In the event of any termination of this Agreement prior to the Effective Time, this Agreement shall become void and neither Party (nor any of its Affiliates, directors, officers, or employees) shall have any Liability or obligation to the other Party (or any of its Affiliates) by reason of this Agreement.

Section 8.4                                    Notices. Unless expressly provided herein, all notices, requests, claims, demands or other communications under this Agreement shall be delivered in accordance with the requirements for the provision of notice set forth in Section 10.5 of the Separation and Distribution Agreement.

Section 8.5                                    Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party. The provisions of Section 10.1(d) of the Separation and Distribution Agreement shall, for the avoidance of doubt, apply to the execution of this Agreement.

Section 8.6                                    Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither Party may assign any of its rights or assign or delegate any of its obligations under this Agreement without the express prior written consent of the other Party.

Section 8.7                                    No Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and do not and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

Section 8.8                                    Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect, as closely as possible, the original intent of the Parties.

Section 8.9                                    Waivers of Default;  Remedies Cumulative. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10                             Amendments. No provisions of this Agreement may be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 8.11                             Authority. YUM represents on behalf of itself, SpinCo represents on behalf of itself, and YCCL represents on behalf of itself, as follows:

(a)                                 it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)                                 this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable against it in accordance with the terms hereof.

Section 8.12                             Specific Performance.  Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 8.13                             Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 8.14                             Performance.  All obligations of the SpinCo Parties under this Agreement are joint and several obligations of SpinCo and YCCL. YUM shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the YUM Group. The SpinCo Parties shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group.

Section 8.15                             Limitations of Liability.  Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, neither the SpinCo Parties or any other member of the SpinCo Group, on the one hand, nor YUM or any other member of the YUM Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (other than any such damages awarded to a Third Party with respect to a Third-Party Claim).

Section 8.16                             Predecessors or Successors.  Any reference to YUM, the SpinCo Parties, a Person or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation or conversion) of YUM, the SpinCo Parties, such Person or such Subsidiary, respectively.

Section 8.17                             Expenses.  Except as otherwise expressly provided for herein, or as otherwise agreed to in writing by the Parties, each Party and its Subsidiaries shall bear its own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

Section 8.18                             Change in Law.  Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or Law.

Section 8.19                             Disputes.  The procedures for discussion, negotiation, mediation and arbitration set forth in Article VII of the Separation and Distribution Agreement shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement.

Section 8.20                             Employment Tax Overlap.  In the event of any conflict between this Agreement and the Employee Matters Agreement with respect to taxes associated with employees of either Group, the Employee Matters Agreement shall govern.

Section 8.21                             Incorporation.  Sections 10.8 (No Set-Off), 10.10 (Headings) and 10.15 (Interpretation) of the Separation and Distribution Agreement are hereby incorporated in this Agreement as if fully set forth herein.

[Signatures set forth on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

YUM! BRANDS, INC.

By:

/s/ Greg Creed
Name:	Greg Creed
Title:	Chief Executive Officer

YUM CHINA HOLDINGS, INC.

By:

/s/ Micky Pant
Name:	Micky Pant
Title:	Chief Executive Officer

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

By:

/s/ Mark Chu
Name:	Mark Chu
Title:	Legal Representative

SCHEDULE A

Entity Name	Country in which Organized
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants China Holdings Limited	Hong Kong
Bai Sheng Restaurants (Hong Kong) Limited	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Mutton Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Baotou Yangwang Farming Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Dalian KFC Co., Ltd.	China
Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China
East Dawning (Shanghai) Co., Ltd.	China
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie Catering Co., Ltd.)	China
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China
Guangzhou Yuansheng Catering Co., Ltd.	China

Entity Name	Country in which Organized
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China
Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China
Huansheng Consulting (Wuhan) Co., Ltd.	China
HuanSheng eCommerce (Shanghai) Co. Ltd.	China
Huan Sheng Information Technology (Shanghai) Limited	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Hulun Buir Little Sheep Xiqi Mutton Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Food Company Limited (f.k.a Bayannur Little Sheep Meat Company Limited)	China
Inner Mongolia Little Sheep Meat Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kentucky Fried Chicken Global B.V.	Netherlands
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Cayman Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuen Long Co., Ltd.	Hong Kong
Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China

Entity Name	Country in which Organized
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China
Ningbo Little Sheep Catering Company Limited	China
Qingdao KFC Co., Ltd.	China
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China
Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China
Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co, Ltd.	China
Sunrise Investments Co., Ltd.	British Virgin Islands
Suzhou KFC Co., Ltd.	China
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Wandle Investments Limited	Hong Kong

Entity Name	Country in which Organized
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co. Ltd.	China
WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China
Xilinhot Xihua Farming Development Company Limited	China
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
YIF US LLC	U.S. (DE)
Yinchuan Little Sheep Catering Company Limited	China
YRI Hong Kong I Limited	Hong Kong
YRI Hong Kong II Limited	Hong Kong
YRI Hong Kong IV Limited	Hong Kong
Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum China E-Commerce Limited	Hong Kong
Yum! China Finance S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China Trust	China
Yum! Franchise China Trust I S.à r.l.	Luxembourg
Yum! Franchise China Trust II	China
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust IV	China
Yum! Global Investments I B.V.	Netherlands
Yum! Global Investments II B.V.	Netherlands
Yum! Global Investments III LLC	U.S. (DE)
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum Restaurants (China) Investment Company Limited	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China
Yum Restaurants Consulting (Shanghai) Company Limited	China

Entity Name	Country in which Organized
Yum! Restaurants International S.a.r.l.	Luxembourg
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China
Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

SCHEDULE B

Internal Distributions

1.              Pizza Hut Inc. (“PHI”), a California corporation, merges with and into Pizza Hut, LLC (“PHLLC”), a Delaware limited liability company (“LLC”) that is treated as a disregarded entity for U.S. federal income tax purposes, with PHLLC surviving the merger.

2.              Pizza Hut International, LLC (“PHILLC”), a Delaware LLC that is treated as a disregarded entity for U.S. federal income tax purposes, distributes certain preferred stock (the “KFCH Preferred Stock”) of KFC Holding Co. (“KFCH”), a Delaware corporation, to PHLLC.

3.              PHLLC distributes the KFCH Preferred Stock to Pizza Hut Holdings, LLC (“PHHLLC”), a Delaware LLC that is treated as a disregarded entity for U.S. federal income tax purposes.

4.              PHHLLC distributes the KFCH Preferred Stock to Yum! Brands, Inc. (“YUM”), a North Carolina corporation.

5.              YUM contributes the KFCH Preferred Stock to the capital of KFCH.

6.              Kentucky Fried Chicken International Holdings, Inc. (“KFCIH”), a Delaware LLC that is treated as a disregarded entity for U.S. federal income tax purposes, distributes its voting preferred stock in KFC Corporation (“KFCC”), a Delaware corporation, to KFCC.

7.              The US branch of Yum! International Finance Company S.à r.l. (“YIFCO”), a Luxembourg S.à r.l. that is treated as a corporation for U.S. federal income tax purposes, allocates its ownership in (i) Yum! Franchise China Trust IV (“CBT IV”), a Chinese Business Trust organized under the laws of China that is treated as a corporation for U.S. federal income tax purposes, and (ii) YIF US LLC (“YIF US”), a Delaware LLC that is treated as a disregarded entity for U.S. federal income tax purposes, to YIFCO.

8.              YIFCO transfers its interest in CBT IV, YIF US, and YRI Hong Kong IV Ltd. (“YRI HK IV”), a Hong Kong limited company that is treated as a disregarded entity for U.S. federal income tax purposes, to Yum! China Finance S.à r.l. (“Yum! China Finance”), an “off the shelf” Luxembourg S.à r.l. that is treated as a disregarded entity for U.S. federal income tax purposes, in exchange for two shares and share premium.

9.              Yum! China Finance allocates its interest in CBT IV and YIF US to its U.S. branch, Yum! China Finance S.à r.l., LLC.

10.       YIFCO distributes all of the outstanding stock of Yum! China Finance and cash to Yum! Restaurants International Management LLC (“YRIM”), as trustee of Yum! Franchise China Trust (“CBT I”), a Chinese Business Trust organized under the laws of China that is treated as a corporation for U.S. federal income tax purposes, through a distribution of interim dividend and profit brought forward.

11.       YRIM, as trustee of CBT I and Yum! Franchise China Trust III (“CBT III”), a Chinese Business Trust organized under the laws of China that is treated as a corporation for U.S.

federal income tax purposes, transfers its legal title in the underlying trust property of CBT I and CBT III to YRI Hong Kong I Ltd. (“YRI HK I”), a Hong Kong limited company that is treated as a disregarded entity for U.S. federal income tax purposes.

12.       YRIM contributes all of the stock of YRI HK I to Yum China Holdings, Inc., (“SpinCo”), a Delaware corporation, solely in exchange for SpinCo common shares.

13.       YRIM contributes all of the stock of Yum! Restaurants International S.à r.l. (“YRI Sarl”), a Luxembourg S.à r.l. that is treated as a disregarded entity for U.S. federal income tax purposes, and Kentucky Fried Chicken Global B.V. (“KFC Global BV”), a Besloten Vennootschap organized under the laws of the Netherlands that is treated as a disregarded entity for U.S. federal income tax purposes, to SpinCo solely in exchange for SpinCo common shares.

14.       YRIM contributes all of the stock of Wandle Investments Limited (“Wandle”), a limited company organized under the laws of Hong Kong that is treated as a disregarded entity for U.S. federal income tax purposes, to SpinCo solely in exchange for SpinCo common shares.

15.       YRIM transfers all issued and outstanding stock of SpinCo to Yum! International Participations (“YIP”), a Delaware LLC that is treated as a disregarded entity for U.S. federal income tax purposes, as a repurchase of one YRIM limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

16.       YIP transfers all issued and outstanding stock of SpinCo to Yum! Luxembourg Investments (“YLI”), a Delaware LLC that is treated as a corporation for U.S. federal income tax purposes, as a repurchase of one YIP limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

17.       YLI transfers all issued and outstanding stock of SpinCo to Yum! Restaurants International Holdings, Ltd. (“YRIHL”), a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, as a repurchase of one YLI limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

18.       YRIHL transfers all issued and outstanding stock of SpinCo to KFCIH as a repurchase of one YRIHL limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

19.       KFCIH transfers all issued and outstanding stock of SpinCo to KFCC as a repurchase of one KFCIH limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

20.       KFCC transfers all issued and outstanding stock of SpinCo to KFCH as a repurchase of one share of KFCC common stock, followed by the retiring of such repurchased share.

21.       KFCH transfers all issued and outstanding stock of SpinCo to YUM as a repurchase of one share of KFCH common stock, followed by the retiring of such repurchased share.

SCHEDULE C

Regarded Internal Distributions

1.              YRI Hong Kong II Ltd. (“YRI HK II”), a Hong Kong limited company that is treated as a disregarded entity for U.S. federal income tax purposes, as trustee of Yum! Franchise China Trust II (“CBT II”), a Chinese Business Trust organized under the laws of China that is treated as a corporation for U.S. federal income tax purposes, distributes all of the issued and outstanding shares of Yum! Asia Holdings S.à r.l. (“Yum! Asia Holdings”), an “off the shelf” Luxembourg S.à r.l. that is treated as a corporation for U.S. federal income tax purposes, pro rata to Yum! Global Investments I B.V. (“YGI I BV”) and Yum! Global Investments II B.V. (“YGI II BV”), each of which is a Besloten Vennootschap organized under the laws of the Netherlands that is treated as a disregarded entity for U.S. federal income tax purposes.

2.              YRIM, as trustee of CBT I, distributes all of its stock in Yum! Asia Holdings pro rata to YRI Sarl and Yum! Franchise China Trust I S.à r.l. (“YF China I Sarl”), a Luxembourg S.à r.l. that is treated as a disregarded entity for U.S. federal income tax purposes.

3.              YRIM transfers all issued and outstanding stock of SpinCo to YIP as a repurchase of one YRIM limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

4.              YLI transfers all issued and outstanding stock of SpinCo to YRIHL as a repurchase of one YLI limited liability company membership interest unit, followed by the cancellation of such repurchased membership interest unit.

5.              KFCC transfers all issued and outstanding stock of SpinCo to KFCH as a repurchase of one share of KFCC common stock, followed by the retiring of such repurchased share.

6.              KFCH transfers all issued and outstanding stock of SpinCo to YUM as a repurchase of one share of KFCH common stock, followed by the retiring of such repurchased share.

SCHEDULE D

Intermediate Entities

Entity Name	Country in which Organized
Kentucky Fried Chicken Global B.V.	Netherlands
YIF US LLC	U.S. (DE)
YRI Hong Kong I Limited	Hong Kong
YRI Hong Kong II Limited	Hong Kong
YRI Hong Kong IV Limited	Hong Kong
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! China Finance S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China Trust I S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Global Investments I B.V.	Netherlands
Yum! Global Investments II B.V.	Netherlands
Yum! Global Investments III LLC	U.S. (DE)
Yum! Restaurants International S.a.r.l.	Luxembourg